Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Third Quarter 2026 Earnings Teleconference
October 29, 2026, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

My comments today will focus on four areas: our strong performance; the need for durable wildfire reform; SCE’s continued progress making the grid safer and more reliable; and the utility’s work to support communities impacted by the Eaton Fire.
Starting with earnings, Edison International’s third-quarter core EPS was $1.92, bringing year-to-date core EPS to $4.89. Based on strong year-to-date performance and our outlook for the remainder of the year, we are reaffirming our 2026 core EPS guidance range of $5.90 to $6.20. Aaron will discuss our financial performance in his remarks.
We know that durable wildfire liability reform is a key focus for investors and, moreover, it is essential to manage customer costs and support the world’s fourth-largest economy. We were disappointed when California’s legislative session concluded without action on a durable, long-term solution. It was evident that capital providers also felt that way given the market reaction. Since the legislative session ended, we and the other California IOUs have been engaging with a broad group of stakeholders to improve understanding of the consequences of inaction and advocate for a special legislative session with a sense of urgency. The objective is to achieve a long-term solution that includes a clear and durable liquidity source for funding claims resolution and a true shareholder liability cap that is not connected to the Wildfire Fund. While we are focused on these key items, we recognize that other pieces may be needed to develop a package that gains support from stakeholders and ultimately the Senate, the Assembly, and the Governor in time to send a bill to the Governor by the constitutional deadline of November 15.
If we do not succeed in 2026, we must continue the effort with a new Governor and Legislature in 2027. While we remain confident that California policymakers will ultimately take action given the dire and escalating impacts on customers and the economy, delay into 2027 will have significant and costly consequences. We evaluate our investments through a disciplined benefit-cost lens, balancing the needs of the system with affordability for customers. The uncertainty in the present environment is increasing the cost of financing these investments. If Edison’s credit rating were to fall below investment grade, that would add further costs at a time when affordability is paramount for customers.
SCE will file its 2029 General Rate Case in about six months. Increased financing costs would influence the investments requested, with priority given to core work in safety, reliability, and compliance. Without durable wildfire reform in place, SCE would request less capital than it otherwise would for projects that enable electrification, the clean energy transition, and economic growth. Higher financing costs could similarly affect decisions over the next couple of years about incremental capital investment in areas such as grid readiness for load growth and supply resources in SCE’s service area.
Turning to SCE’s progress in making the grid safer and more reliable, the utility has reached substantial wildfire mitigation and grid hardening milestones, including hardening approximately 90% of its distribution system in high fire risk areas. SCE continues to focus on driving out risk through targeted infrastructure investment, comprehensive inspections and remediation, and vegetation management. We continue to enhance our data-driven and risk-informed approach, integrating insights from multiple wildfire risk and climate models to give us a more complete view of risk and help target investment where it can provide the greatest safety benefit and risk reduction. The capital investments approved in SCE’s 2025 GRC, including covered conductor, targeted undergrounding, and asset replacement, will make the grid safer and more resilient.
Conditions on the ground for the rest of 2026 currently appear consistent with a normal year, and there is potential for El Niño to contribute to earlier rainfall. Looking over the much longer term, Edison International unveiled its most recent white paper at Climate Week NYC last month. Titled “Adapting Today: Energizing a More Resilient Tomorrow,” it highlights expected 2050 weather impacts across floods, droughts, sea level rise, extreme heat, and wildfires; illustrates the long-term planning and investments needed; and

emphasizes the need for partnership across communities, government, and the private sector to prepare California’s economy.
Regardless of the weather outlook, SCE maintains flexibility in its work plan so it can conduct additional inspections and remediation where changing conditions indicate those activities will provide the greatest safety benefit. To support those decisions, the utility has expanded the information available from weather stations, high-definition cameras, fuel sampling, inspections, and advanced modeling capabilities. Together, these tools help SCE target resources and take additional action where conditions warrant. They complement the substantial physical hardening SCE has already completed, including more than 7,200 miles of covered conductor. That work provides a stronger foundation. More precise data and more advanced technologies, including AI-enhanced inspections and AI-enabled cameras, are helping SCE address the risk that remains by identifying maintenance needs, threats, and potential equipment failures earlier.
In parallel, the Office of Energy Infrastructure Safety continues to evolve its wildfire mitigation plan guidelines and put in place more structured and in-depth requirements in select areas. That scrutiny is an important part of continuously strengthening California investor-owned utilities’ wildfire mitigation programs and reducing risk for customers and communities.
I’m pleased to note that in approving SCE’s 2026 through 2028 Wildfire Mitigation Plan, OEIS highlighted SCE’s transmission high fire risk-informed inspection program and described it as the most comprehensive among the large IOUs. The agency noted that SCE conducts both detailed ground and aerial inspections annually on approximately 77% of its transmission assets in high fire risk areas, with inspection frequency tailored to the consequence and risk profile of each location. SCE is committed to building on both its successes and opportunities for improvement to maintain a rigorous, layered approach to reducing risk and enhancing execution of its wildfire programs.
Turning to the Eaton Fire, we have said that, absent additional evidence, SCE believes that it is likely that its equipment was associated with the ignition. During the quarter, the Los Angeles County Fire Department published redacted reports from its investigation. Those reports concluded that the Eaton Fire ignition was caused by SCE equipment. SCE is continuing to analyze the reports. Importantly, the County’s determination regarding the cause of ignition is distinct from the separate processes for determining legal liability, prudence, and Wildfire Fund reimbursement, each of which has its own standard. Based on the information reviewed to date, I want to make three points very clear:
•We remain confident that SCE will be able to make a good faith showing that its conduct with respect to the Eaton Fire was consistent with the actions of a reasonable utility;
•SCE believes there is no basis for a finding of felony liability; and
•SCE believes there is no basis for a finding of conscious or willful disregard of the rights and safety of others.
The prudency standard established under California law evaluates whether the utility’s actions were consistent with those of a reasonable operator across a spectrum of possible practices. The CPUC can also consider factors within and beyond the utility’s control that may have exacerbated the costs of the fire. It is important to distinguish the prudency standard from the substantially different standards associated with felony liability or willful disregard. Those standards require intentionality and recklessness. They involve a fundamentally different level of conduct and intent that we are fully confident our company did not exhibit.
Moving to the Wildfire Recovery Compensation Program, community interest remains strong. October, with days still remaining, already has the most claims submitted of any month this year. SCE has extended more than 3,200 offers totaling about $1.1 billion. The pace of submissions indicates that community members continue to consider the WRCP as a potential path to compensation ahead of the November 30 deadline.
Let me close by thanking our team members for their continued dedication and execution. SCE continues to advance the capital investments authorized in the 2025 GRC with a clear focus on safety, reliability, and customer value. At the same time, we continue to underscore the need to achieve a long-term wildfire reform solution that includes a clear and durable liquidity source and a true shareholder liability cap that is not connected to the Wildfire Fund. We will continue working toward an outcome that serves customers, communities, and capital providers. My team and I look forward to seeing many of you at the EEI Financial Conference in a couple of weeks.
Aaron Moss, Executive Vice President and Chief Financial Officer, Edison International
In my comments today, I will cover third-quarter 2026 results, our capital and financing plans, and our financial position in the current legislative and interest rate environment.
Starting with the third quarter, EIX reported core EPS of $1.92 compared to $2.34 last year. Page 6 provides the year-over-year quarterly variance analysis. The 2025 results reflect a 55-cent true-up resulting from the receipt of SCE’s general rate case final decision. Looking through that item, the quarter reflects continued stability in our core operations.
We are pleased with how 2026 has progressed. Given our strong year-to-date performance and outlook for the remainder of the year, we are taking the opportunity to invest in the business to de-risk future periods and drive ongoing efficiency. As a result, we are reaffirming our 2026 core EPS guidance range of $5.90 to $6.20, with a bias toward the middle of the range. We are also reaffirming our 2027 and 2028 core EPS guidance ranges and our long-term core EPS growth target of 5% to 7% through 2030.
Turning to the capital plan, SCE continues to see substantial investment needs driven by safety, reliability, and readiness for customer-driven load growth. Our five-year plan calls for approximately $38 to $41 billion of capital expenditures from 2026 through 2030. The plan supports projected rate base growth of approximately 7% from 2025 through 2030, which is the primary driver of our long-term earnings growth.
Pedro discussed the need for comprehensive and durable wildfire reform. From a financial perspective, today’s volatility and uncertainty increase the cost of financing the infrastructure required for a safe and reliable grid. Those higher costs are ultimately borne by customers. For instance, we estimate the currently elevated credit spreads could cost customers an incremental $300 million over the life of the bonds we expect SCE will issue in 2027 alone. That’s why a durable framework that improves predictability and supports reasonable access to capital is important to affordability.

Next, I will address the interest rate environment and our debt portfolio. As you can see on page 9, our direct exposure to variable rates is limited. We have no long-term debt with variable interest rates. Also, our debt maturities are distributed across the forecast period. Overall, this limits our exposure to near-term movements in market rates. As of September 30th, roughly $2 to $4 billion of long-term debt matures annually between 2027 and 2030.
We approach each refinancing based on market conditions, the needs of the business, and the objective of maintaining an efficient capital structure. Interest rates are one of several operating, regulatory, and financing variables we regularly manage. We have managed through multiple interest rate environments and remain confident in our ability to successfully navigate this period and deliver on our commitments.
From a balance sheet standpoint, we have no common equity issuance forecast through 2030, and we continue to target a long-term FFO-to-debt ratio of 15% to 17%. To add to this, our long-standing dividend policy continues to target a payout ratio of 45% to 55% of SCE core earnings, subject to customary Board approval. This policy has enabled 22 consecutive years of dividend growth.
Let me conclude by saying that we remain confident in our multi-year financial outlook, and the Edison team is focused on delivering on our commitments to customers, communities, and capital providers.
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